UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CRDENTIA CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 13, 2006
Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Crdentia Corp. to be held at the company’s offices at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244, on Thursday, December 28, 2006 at 9:00 a.m. local time. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in our company. We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ JAMES D. DURHAM
James D. Durham
Chairman of the Board and Chief Executive Officer

CRDENTIA CORP.
5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 28, 2006

To the Stockholders of Crdentia Corp.:

We will hold the Annual Meeting of Stockholders of Crdentia Corp. at the company’s offices at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244 on Thursday, December 28, 2006, at 9:00 a.m. local time, for the following purposes:

1.                To elect two (2) Class I directors to the Board of Directors to hold office until their successors are duly elected and qualified.

2.                To ratify the appointment of KBA Group LLP as independent auditors for Crdentia for the fiscal year ending December 31, 2006.

3.                To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only Crdentia stockholders of record at the close of business on December 11, 2006, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Your vote is very important.   Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors,
/s/ JAMES D. DURHAM
James D. Durham
Chief Executive Officer
Crdentia Corp.
Dallas, Texas
December 13, 2006
Mailed to Stockholders
on or about December 14, 2006

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 28, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

This Proxy Statement is furnished to the stockholders of Crdentia Corp., a Delaware corporation (“we,” “Crdentia” or the “Company”), in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 28, 2006, at 9:00 a.m., local time, at our offices at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Our complete mailing address is 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244. Our website address is www.crdentia.com. Our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge in electronic or paper form upon request to us after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). Our annual report on Form 10-KSB for the fiscal year ended December 31, 2005 was filed with the SEC on March 31, 2006 and amended on April 28, 2006. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-KSB may be made available without charge. All materials filed by us with the SEC can also be obtained at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549-2521 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

The Annual Meeting is being held for the following purposes:

1.                To elect two (2) Class I directors to the board of directors to hold office until their successors are duly elected and qualified;

2.                To ratify the appointment of KBA Group LLP as independent auditors for the fiscal year ending December 31, 2006; and

3.                To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends that stockholders vote “FOR” the election of each of the two nominees for director and “FOR” the ratification of the appointment of KBA Group LLP as independent auditors for the fiscal year ending December 31, 2006.

Record Date; Outstanding Shares; Shares Entitled to Vote

The close of business on December 11, 2006 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our capital stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, we had 14,344,230 shares of common stock outstanding and entitled to vote at the Annual Meeting held by approximately 345 holders of record. No shares of preferred stock were outstanding as of the Record Date. Unless otherwise indicated, all share amounts in this Proxy Statement have been adjusted to reflect the one-for-three reverse split of our common stock effected in June 2004 and the one-for-ten reverse split of our common stock effected in

April 2006. The presence at the Annual Meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The Company’s Secretary, James J. TerBeest, will act as inspector of elections to tabulate votes cast in person at the Annual Meeting. Each outstanding share of common stock on the Record Date is entitled to one vote on all matters.

A list of Crdentia stockholders entitled to vote at the Annual Meeting will be available for review at the Annual Meeting and at the executive offices of Crdentia during regular business hours for a period of ten days before the Annual Meeting.

Quorum; Vote Required; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to hold a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Crdentia common stock entitled to vote and present, whether in person or by proxy, at the Annual Meeting. All shares of our common stock represented at the Annual Meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Brokers who hold shares of our common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. Brokers are not allowed to exercise their voting discretion with respect to “non-routine” matters. These non-voted shares are referred to as “broker non-votes.”

Because directors are elected by a plurality of the votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast. Abstentions will have the same effect as voting against the proposal to ratify the appointment of KBA Group LLP as independent auditors for the Company for the fiscal year ending December 31, 2006. Broker non-votes are not expected to result from the vote on either proposal.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes may be cast in favor of, or withheld from, each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of the holders of a majority of the outstanding shares of common stock represented at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of KBA Group LLP as our independent auditors.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be certified by the inspector of elections appointed for the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a proxy from the record holder of the shares authorizing you to vote at the Annual Meeting.

Voting by Proxy

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card whether or not you plan to attend the Annual Meeting in person. You should vote your proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of our common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to us. If you hold your shares of our common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee.

All properly signed proxies that are received prior to the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” election of each of the two nominees for director and “FOR” ratification of the selection of independent auditors.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by (i) taking delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy; (ii) stating that the proxy is revoked or by signing and delivering a new proxy, relating to the same shares and bearing a later date; or (iii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Crdentia proxies should be addressed to:

Crdentia Corp.
5001 LBJ Freeway, Suite 850
Dallas, Texas 75244
Attn: Corporate Secretary

Proxy Solicitation

The Crdentia board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Other Business; Adjournments

As of the date of this proxy statement, we do not expect that any matter other than the proposals presented in this proxy statement will be brought before the Annual Meeting. However, if other matters incident to the conduct of the Annual Meeting are properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

An adjournment may be made from time to time by the affirmative vote of a majority of the shares of our common stock represented at the meeting and entitled to vote thereon, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact the Crdentia Corporate Secretary at (972) 850-0780 or write to Crdentia Corp., 5001 LBJ Freeway, Suite 850, Dallas, Texas, 75244.

CRDENTIA PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of three classes of directors with staggered three-year terms. The directors in each class serve for their respective terms or until their successors have been duly elected and qualified. Upon expiration of the term of a particular class, directors elected to the class will serve for a term of three years. Two directors will be elected at the Annual Meeting. Each director will serve in Class I of the board of directors and will hold office until the 2009 Annual Meeting or until his successor shall have been duly elected and qualified. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors.

Thomas F. Herman and C. Fred Toney currently serve as directors with a term expiring at this Annual Meeting. The board of directors has nominated each of Thomas F. Herman and C. Fred Toney for re-election to the board at this Annual Meeting. Each nominee would serve for a three year term expiring at the 2009 Annual Meeting of stockholders.

The nominees for election have agreed to serve if elected, and our management has no reason to believe that the nominees will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Crdentia.

The Crdentia board of directors recommends a vote “FOR” election of the board’s nominees for the Class I directors.

Information Regarding Executive Officers and Directors

The following are our executive officers and directors and their respective ages and positions as of December 1, 2006:

Name	Age	Position
James D. Durham	59	Director, Chief Executive Officer and Chairman of the Board
James J. TerBeest	59	Chief Financial Officer
Thomas F. Herman	65	Director
Robert J. Kenneth	69	Director
William J. Nydam	56	Director
C. Fred Toney	40	Director

Class I Directors—Nominees for Election at this Annual Meeting (Term to Expire in 2009)

Thomas F. Herman, director since 2003

Mr. Herman has served as a member of our board of directors since September 2003. Since January 2004, Mr. Herman has served as the managing partner of Oak Harbor Partners, LLC, a boutique financial services firm that specializes in mergers, acquisitions and financed business expansion. From June 2003 to January 2004, Mr. Herman served as Chief Operating Officer of Good Guys, Inc., a consumer electronics retailer. From July 2001 to June 2003, Mr. Herman served as managing partner of Oak Harbor Partners, LLC. From December 1998 to July 2001, Mr. Herman served as President and Chief Executive Officer of Employment Law Learning Tech, a distance learning company focused on employment law. Mr. Herman received a B.S. degree in political science from the University of Oregon and an M.B.A. from the University of California at Berkeley.

C. Fred Toney, director since 2003

Mr. Toney has served as a member of our board of directors since December 2003. Since December 2001, Mr. Toney has served as a managing member of MedCap Management & Research, LLC, the general partner of MedCap Partners, L.P. and MedCap Partners Offshore, Ltd. MedCap Management & Research LLC is an investment advisory firm specializing in healthcare, life sciences and medical technology and devices. From February 2001 to November 2001, Mr. Toney served as President and Chief Executive Officer, and from July 1999 to February 2001 as Executive Vice President and Chief Financial Officer of HealthCentral.com, Inc., a provider of healthcare e-commerce to consumers, through the sale of its five primary operating divisions. Mr. Toney previously served as senior managing partner, director of research and research analyst at Pacific Growth Equities, Inc., an investment banking and institutional brokerage firm. Mr. Toney has also served as research analyst or associate at Volpe, Welty & Company, an investment banking firm; RCM Capital Management, an investment management firm; Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking and institutional brokerage firm; and Phamavite Pharmaceuticals Corporation, a pharmaceutical manufacturing firm. Mr. Toney received a B.A. in economics and English from the University of California at Davis.

Class III Directors (Term to Expire in 2008)

James D. Durham, director since 2002

Mr. Durham has been our Chief Executive Officer and the Chairman of the board of directors since his founding of Crdentia in August 2002. From September 1993 to June 2000, Mr. Durham served as Chairman and Chief Executive Officer of QuadraMed Corporation, a public company which offers a suite of software products and services focused on the financial and clinical needs of hospitals. Mr. Durham received a B.S. in industrial engineering from the University of Florida and an M.B.A. from the University of California at Los Angeles. Mr. Durham is a certified public accountant.

William J. Nydam, director since 2006

Mr. Nydam has served as a member of our board of directors since April 2006. Mr. Nydam is also a board member and the chairman of the audit committee of iVOW, Inc. From March 2003 to August 2006, Mr. Nydam served as president and chief operating officer of Endocare, Inc., a publicly-traded medical device company. Prior to joining Endocare, Mr. Nydam was president and chief executive officer of Pulse Metric, Inc., a cardiovascular device company, from September 2001 to December 2002. Mr. Nydam previously served as senior vice president for Science Applications International Corporation, an employee-owned research and engineering firm, from September 1999 to August 2001. Prior to that time, Mr. Nydam worked for Premier, Inc., a national alliance of healthcare providers, where he served as executive vice president from April 1996 to August 1999, chief operating officer from May 1992 to

March 1996 and senior vice president and chief financial officer from January 1986 to April 1992. Mr. Nydam holds a B.S. degree in accounting and an M.B.A. from the University of California at Berkeley and he is a certified public accountant.

Class II Directors (Term to Expire in 2007)

Robert J. Kenneth, director since 2002

Mr. Kenneth has served as a member of our board of directors since October 2002. Since March 1971, Mr. Kenneth has served as President of Kenneth Associates, a privately held company that he founded which provides staffing and professional services to hospitals and physicians in California, focused on on-site billing staff and management as well as off-site billing services with a goal of reducing accounts receivable. Mr. Kenneth has served on the Board of Trustees of St. Francis Memorial Hospital and the Board of Overseers for the University of California School of Nursing and is a member of the Healthcare Financial Management Association and the American Guild of Patient Accounts Managers. Mr. Kenneth received a B.A. in business administration from Roosevelt University and an M.B.A. from Golden Gate University.

Executive Officers

James J. TerBeest

Mr. TerBeest has served as our Chief Financial Officer since November 2004. Mr. TerBeest served in public accounting in the audit department of Ernst & Young LLP for 23 years. The last nine years of his tenure with Ernst & Young was as a partner supervising large national and international audit clients. From January 1993 until November 2004, Mr. TerBeest served as Chief Financial Officer for companies in the health care and home improvement industries. Mr. TerBeest has been a partner in a small CPA firm that he co-founded in 2000. He has also functioned as a contract Chief Financial Officer from time to time over the past 11 years. Mr. TerBeest graduated from the University of Wisconsin—Whitewater with a B.S. degree in accounting. He has been a Certified Public Accountant since 1973. He is a member of the American Institute of Certified Public Accountants and several state societies.

Corporate Governance

Our board of directors has determined that each of its directors, other than James D. Durham, our Chief Executive Officer, is independent as that term is defined under Rule 4200 of the National Association of Securities’ Dealers listing standards.

Crdentia’s board of directors held 16 meetings and acted by written consent three times during the fiscal year ended December 31, 2005. The board of directors has an audit committee and a compensation committee. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the board of directors on which the director served (during the periods that he served).

Although the board of directors does not have a formal policy regarding attendance by members of the board of directors at the Annual Meeting, it encourages directors to attend. Each of our then-current directors attended the 2005 Annual Meeting of stockholders.

Our compensation committee currently consists of two directors, Mr. Kenneth, who serves as chairman of the committee, and Mr. Herman, and is primarily responsible for reviewing and approving the company’s general compensation policies and setting compensation levels for its executive officers. The committee held six meetings during the 2005 fiscal year.

Our audit committee currently consists of three directors, Mr. Nydam, who serves as chairman of the committee, Mr. Kenneth and Mr. Herman. Each of the members of the audit committee is independent as defined pursuant to Rule 4200 of the National Association of Securities’ Dealers listing standards and as required by applicable law and the SEC. The board of directors has designated Mr. Herman as the audit committee’s financial expert. The audit committee generally meets at least quarterly to review our financial statements and to perform its other functions. The audit committee held nine meetings during the 2005 fiscal year.

Given our limited operating history, the board of directors has not yet formed a nominating committee for the election of directors. Currently, the full board of directors designates nominees for election to the board of directors at each annual meeting of stockholders.

The board of directors has not adopted a formal policy concerning stockholder recommendations regarding the election of directors. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. Although our board of directors has historically designated nominees for election, the board of directors will consider nominations submitted by its stockholders, and our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the board of directors at the annual meeting. To date, the board of directors has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among the slate of nominees in its proxy statement.

In evaluating director nominees, the board of directors considers a number of factors, including the appropriate size of the board of directors; the knowledge, skills and experience of nominees, including experience in business, finance, administration or healthcare in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board of directors; experience with accounting rules and practices; and the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members. The board of directors’ goal is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the board of directors also considers candidates with appropriate non-business backgrounds. Other than the foregoing there are no stated minimum criteria for director nominees, although the board of directors may also consider such other factors as it may deem are in the best interests of Crdentia and its stockholders.

The board of directors identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the board of directors then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the board of directors are polled for suggestions as to individuals meeting the desired criteria. Research may also be performed to identify qualified individuals. To date, the board of directors has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although it reserves the right in the future to retain a third party search firm, if necessary.

Historically, we have not adopted a formal process for stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Code of Ethics

Crdentia has adopted a Code of Ethics that applies to all of its employees, officers and directors. The Code of Ethics contains general guidelines for conducting the business of the company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-B.

Report of the Audit Committee

The Audit Committee oversees Crdentia’s financial reporting process on behalf of its board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Crdentia’s Annual Report on Form 10-KSB with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KBA Group LLP, which is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Crdentia’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with KBA Group LLP its independence from management and Crdentia, received from KBA Group LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with KBA Group LLP the overall scope of its audit. The Audit Committee met with KBA Group LLP, with and without management present, to discuss the results of its examination, its evaluation of Crdentia’s internal controls and the overall quality of Crdentia’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to Crdentia’s board of directors that the Company’s audited financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Audit Committee and board of directors also recommended the ratification of the selection of KBA Group LLP as Crdentia’s independent auditors for 2006.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Crdentia specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

William J. Nydam
Thomas F. Herman
Robert J. Kenneth

Director Compensation

Non-employee directors receive an annual payment of $50,000, payable quarterly, for their service as members of the board of directors, including attending meetings of the board of directors. Members of the audit committee receive an annual payment of $55,000, payable quarterly, for their service as members of the audit committee. The chairman of the audit committee receives an annual payment of $62,500, payable quarterly, for his service. All directors are reimbursed for reasonable expenses incurred in connection with serving as a director. The directors have agreed that the cash compensation payable to the directors shall be accrued indefinitely (but not forgiven) and not paid until such time as the board determines that Crdentia has sufficient cash flow.

In addition, non-employee directors are issued 3,333 shares of common stock (or options to purchase such shares) upon their election to the board of directors. Such non-employee directors are thereafter issued 833 shares of common stock (or options to purchase such shares) in each of the next two years of their three year term, except for the chairman of the audit committee, who receives an aggregate of 1,666 shares of common stock (or options to purchase such shares) in each of the next two years. Each such grant will have a purchase price or exercise price per share equal to the fair market value per share of our common stock on the date of such grant.

Mr. Toney has waived the accrual of any cash and non-cash compensation with respect to himself, including his right to receive common stock or options to purchase common stock.

Compensation Committee Interlocks and Insider Participation

There were no interlocking relationships between us and other entities that might affect the determination of the compensation of our directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 1, 2006 unless otherwise noted, by:

•        each of our named executive officers;

•        each of our directors and nominees;

•        each person known by us to beneficially own more than 5% of our common stock; and

•        all of our executive officers, directors and nominees as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director, nominee or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Percentage of beneficial ownership is based on 14,344,230 shares of common stock outstanding as of December 1, 2006. The number of shares of common stock beneficially owned by each person and the percentage ownership of each person include any shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of December 1, 2006, if any.

Unless otherwise indicated, the address for the following stockholders is c/o Crdentia Corp., 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers, Directors and Nominees:
James D. Durham(1)	1,012,049	7.06%
James J. TerBeest	55,000	*
Thomas F. Herman(2)	2,523	*
Robert J. Kenneth(3)	23,173	*
William J. Nydam	0	*
C. Fred Toney(4)	11,176,769	77.92%
5% Stockholders:
MedCap Partners, L.P.	10,999,519	76.68%
500 Third Street, Suite 535 San Francisco, CA 94107
All directors and executive officers as a group (6 persons)(5)	12,269,514	85.54%

*                    Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)          Includes (i) 39,966 shares of common stock held with his spouse, Sandra J. Durham, as community property; (ii) 1,333 shares of common stock held by Paine Webber as custodian for the IRA FBO James D. Durham; (iii) 29,632 shares of common stock held by the James D. Durham Living Trust (1997), as amended; (iv) 6,666 shares of common stock held by RCMJ, LLC, as its managing member; (v) 350,000 shares of restricted common stock held by Mr. Durham; (vi) 438,877 shares of common stock held by Durham Properties, LLC; (vii) 92,242 shares of common stock issuable within 60 days of December 1, 2006 upon the exercise of rights pursuant to a Common Stock Purchase Agreement dated May 15, 2002; and (viii) 43,333 shares subject to options exercisable within 60 days of December 1, 2006.

(2)          Consists of 2,523 shares subject to options exercisable within 60 days of December 1, 2006.

(3)          Includes (i) 3,333 shares of common stock held by Mr. Kenneth; (ii) 19,447 shares of common stock held by the Kenneth Family Trust U/A 3/11/87; and (iii) 393 shares subject to options exercisable within 60 days of December 1, 2006.

(4)          Includes (i) 10,999,519 shares of common stock held by MedCap Partners L.P. and (ii) 177,250  shares of common stock held by MedCap Master Fund L.P. C. Fred Toney, a member of the board of directors, is managing partner of MedCap Management & Research, LLC, the general partner of MedCap Partners L.P. and MedCap Master Fund L.P. Mr. Toney disclaims beneficial ownership of the shares held by MedCap Partners, L.P. and MedCap Master Fund L.P., except to the extent of his pecuniary interest therein.

(5)          Includes 138,491 shares subject to options and purchase rights exercisable within 60 days of December 1, 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our Chief Executive Officer, former President, and Chief Financial Officer and Secretary (the “named executive officers”).

					Long-Term Compensation Award
		Annual			Restricted	Securities
		Compensation			Stock	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Award(s)	Options/SARs	Compensation
James D. Durham	2005	$320,000		—	200,000	—	—
Chairman and Chief	2004	$316,103		—	—	43,333	—
Executive Officer	2003	$200,000		—	—	233,333	—
Pamela G. Atherton(l)	2005	$175,000	(3)	—	90,000 (2)	—	—
Former President	2004	$175,000		—	—	21,666	—
	2003	$71,934		—	—	20,607	—
James J. TerBeest	2005	$175,000	(4)	—	50,000	—	—
Chief Financial	2004	$20,192		—	—	—	—
Officer and Secretary

(1)          Ms. Atherton resigned effective January 7, 2006.

(2)          All 90,000 shares were to vest upon the achievement of certain performance targets. Those targets were not achieved as of December 31, 2005 and therefore the restricted stock has been forfeited.

(3)          Ms. Atherton did not begin to receive a salary from Crdentia until August 2003.

(4)          Mr. TerBeest began employment in November 2004.

Option Grants in Last Fiscal Year

We did not grant any stock options made to the named executive officers during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to the named executive officers, concerning the exercise of options during our fiscal year ended December 31, 2005 and unexercised options held by them at the end of that fiscal year. No stock appreciation rights were exercised by the named executive officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

	Number of Shares Acquired on	Value	Number of Shares Underlying Unexercised Options as of December 31, 2005		Value of Unexercised In-the Money Options as of December 31, 2005(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
James D. Durham	—	—	135,575	233,333	$2,304,775	$3,966,661
Pamela G. Atherton	—	—	42,742	—	$—	—
James J. TerBeest	—	—	—	—	—	—

(1)          Based on the market price of $17.00 per share, which was the average of the high and low bid prices per share of Crdentia’s common stock on the OTC Bulletin Board on the last day its common stock was traded during the fiscal year ended December 31, 2005, less the exercise price payable upon exercise of such options.

Employment Contracts and Severance Agreements

Employment Agreement with James D. Durham

We have entered into an Employment Agreement with James D. Durham, our Chairman and Chief Executive Officer. Pursuant to the Employment Agreement, as amended to date, we have agreed to pay Mr. Durham a base salary $320,000 for the 2004 calendar year, subject to adjustment each calendar year thereafter by the board of directors. In the event that Mr. Durham becomes subject to an “Involuntary Termination,” we have agreed to pay severance to Mr. Durham in one lump sum within 30 days of the date of such Involuntary Termination in an aggregate amount equal to two times his then-current rate of base salary. In addition, for a period of 24 months, Mr. Durham would also be provided with life, health and disability plan benefits.

As used in the Employment Agreement, the term “Involuntary Termination” means the termination of Mr. Durham’s employment involuntarily upon his discharge or dismissal or our failure to renew the Employment Agreement. In addition, the term “Involuntary Termination” also means his termination, voluntarily or involuntarily, provided such termination occurs in connection with (i) a change in his position or any successor which materially reduces his level of responsibility or changes his title from Chairman and Chief Executive Officer, (ii) a reduction in his level of compensation, (iii) a relocation of his principal place of employment by more than 45 miles without his written consent, (iv) our failure to qualify for trading on the OTC Bulletin Board within 90 days of the date of the Employment Agreement or failure to be listed for trading on the OTC Bulletin Board or another national securities exchange continuously at all times thereafter, or (v) the commencement of any action, arbitration, audit, hearing, investigation, litigation or suit conducted or heard by or before, or otherwise involving, the SEC, the National Association of Securities Dealers or any other federal or state governmental body which has a material adverse effect on the price at which our securities trade and is not principally attributable to his actions or omissions.

Under the Employment Agreement, if Mr. Durham receives the benefit of any payment or distribution of any type from us, any of our affiliates, any person who acquires ownership or effective control of us or ownership of a substantial portion of our assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, pursuant to the terms of the Employment Agreement or otherwise (the “Total Payments”), that is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then Mr. Durham will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Mr. Durham of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, Mr. Durham will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

In addition, under the Employment Agreement, in the event that, during the term of the Employment Agreement, we close a sale transaction which constitutes a change in control, Mr. Durham will be entitled to receive a bonus in the amount of one and one-half percent (1 1/2%) of the Total Consideration actually paid to our stockholders. The term “Total Consideration” means the aggregate consideration actually paid to our stockholders and does not include “earn-out”, escrow, hold back or similar contingent payments unless and until such amounts are actually paid to our stockholders. Payments will be made at the same time and in the same form and combination (whether in cash, securities or other property) as the form and combination in which the Total Consideration is paid to the stockholders.

Option Grant to James D. Durham

On August 3, 2004, Mr. Durham was granted an option to purchase 86,666 shares of common stock, at a price per share of $31.00. This option is exercisable with respect to 43,333 shares and, due to the failure to satisfy certain vesting provisions, the option terminated with respect to the remaining 43,333 shares on December 31, 2004. This option terminates in full on August 2, 2014 and is exercisable for a period of three (3) months following the termination of Mr. Durham’s employment or service to us, provided that the option may be exercised for a period of 12 months following the termination of Mr. Durham’s employment or service as a result of Mr. Durham’s disability or death.

Restricted Stock Bonus Agreement with James D. Durham

We entered into a Restricted Stock Bonus Agreement with Mr. Durham dated May 31, 2005. Pursuant to the agreement, we issued to Mr. Durham 200,000 shares of Crdentia common stock with an aggregate fair market value of $3,400,000. In the event that the average daily trading volume of our common stock over any consecutive 30 day period equals or exceeds 10,000 shares (the “Trading Volume Goal”), one fortieth (1/40) of the shares vests on the Wednesday of each week following the achievement of the Trading Volume Goal for a period of 40 weeks until the shares are fully vested. In the event of a “Corporate Transaction” (as defined in the agreement), the shares immediately become fully vested if, within five years after the Corporation Transaction, Mr. Durham’s service is terminated by the successor company, us or a related entity without cause or voluntarily by Mr. Durham with good reason.

For purposes of the agreement, Mr. Durham may be terminated for cause in the event of Mr. Durham’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of Crdentia or a related entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with us or a related entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Mr. Durham may voluntarily terminate his services for good reason for: (i) any reduction in his base salary to a level below that in effect at any time within the preceding six (6) months; or (ii) being required to be based at any place outside a 45-mile radius from his job location, except for reasonably required business travel.

Restricted Stock Bonus Agreement with James D. Durham

We entered into another Restricted Stock Bonus Agreement with Mr. Durham dated effective March 24, 2006. Pursuant to the agreement, we issued to Mr. Durham 150,000 shares of Crdentia common stock with an aggregate fair market value of $675,000. One quarter (1/4) of the total shares vest on March 24, 2007 and one forty-eighth (1/48) of the total shares vest monthly thereafter. In the event of a “Corporate Transaction” (as defined in the agreement), the shares shall immediately become fully vested if, within five years after the Corporation Transaction, Mr. Durham’s service is terminated by the successor company, us or a related entity without cause or voluntarily by Mr. Durham with good reason.

For purposes of the agreement, Mr. Durham may be terminated for cause in the event of Mr. Durham’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of us or a related entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with us or a related entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Mr. Durham may voluntarily terminate his services for good reason for: (i) any reduction in his base salary to a level below that in effect at any time within the preceding six (6) months; or (ii) being required to be based at any place outside a 45-mile radius from his job location, except for reasonably required business travel.

Bonus and Other Agreement with James D. Durham

On December 31, 2003, we entered into a Bonus and Other Agreement with Mr. Durham, pursuant to which we agreed, among other things, to pay to Mr. Durham cash bonuses in the amount of $540,000 on each of December 31, 2006 and January 4, 2007. On November 17, 2005 we entered into an Amendment to Bonus and Other Agreement with Mr. Durham, pursuant to which the Bonus and Other Agreement was amended to provide that we will pay to Mr. Durham cash bonuses in the amount of $540,000 on each of December 31, 2008 and January 4, 2009.

Other Equity Arrangements with James D. Durham

We entered into a Common Stock Purchase Agreement dated May 15, 2002 with Mr. Durham, pursuant to which Mr. Durham had the right to purchase, at a purchase price of $0.003 per share, up to that number of additional shares of common stock equal to 25% of the aggregate number of additional shares of common stock and other securities convertible into common stock issued or issuable in connection with any acquisitions we complete on or before August 7, 2004. We issued an aggregate of 368,970 shares as consideration for the acquisitions of Baker Anderson Christie, Inc., New Age Staffing, Inc., Nurses Network, Inc., PSR Nurse Recruiting, Inc. and PSR Nurses Holdings Corp. As a result of the completion of these acquisitions, Mr. Durham has the right to purchase up to 92,242 shares of common stock at $0.003 per share.

In December 2003, our board of directors approved certain modifications to our equity arrangements with Mr. Durham. In connection with these modifications, Mr. Durham agreed to relinquish certain rights pursuant to the Common Stock Purchase Agreement to purchase additional shares of our common stock that accrue to him after December 31, 2003 in connection with acquisitions that occur either before or after December 31, 2003. With respect to Mr. Durham’s rights to purchase an additional 92,242 shares of common stock that accrued to him prior to such date, we agreed to extend Mr. Durham’s right to purchase such additional shares to 15 years after the Vesting Expiration Date (as defined in the Common Stock Purchase Agreement). In consideration for Mr. Durham’s modification of his purchase right, our board of directors approved the issuance to him of an option (the “Option”) to purchase up to 233,333 shares of our common stock at an exercise price of $3.00 per share, which expires on December 31, 2018. Mr. Durham is fully vested in the Option, which is exercisable by him in accordance with the following schedule: One hundred percent (100%) of the shares of our common stock subject to the Option shall be exercisable by Mr. Durham on December 31, 2008. Notwithstanding the foregoing, a certain number of shares of common stock subject to the Option may be exercised prior to December 31, 2008 upon the closing of certain acquisitions by us. In addition to the issuance of the Option, we also entered into a Bonus and Other Agreement with Mr. Durham pursuant to which Crdentia agreed to pay to Mr. Durham two cash bonuses in the amount of $540,000 on each of December 31, 2006 and January 4, 2007. The Bonus and Other Agreement was amended on November 17, 2005 to provide that Mr. Durham will receive two cash bonuses in the amount of $540,000 on each of December 31, 2008 and January 4, 2009.

Separation Agreement and General Release of Claims with Pamela G. Atherton

Ms. Atherton’s employment was terminated on January 7, 2006. In connection with such termination, on January 7, 2006, we executed a Separation Agreement and a General Release of Claims with Ms. Atherton. The Separation Agreement provides Ms. Atherton with certain benefits in exchange for, among other things, her providing us with consulting services for a one year period (the “Severance Period”) and executing a release of claims. Pursuant to the terms of the Separation Agreement, we agreed to continue to pay Ms. Atherton her current base salary of $175,000 per year during the Severance Period. In addition, we agreed to allow Ms. Atherton to continue to vest, during the Severance Period, her (i) options to purchase 42,274 shares of common stock and (ii) 13,331 restricted shares. Unvested options remaining at the end of the Severance Period will accelerate and vest in full.

Employment Agreement with Pamela G. Atherton

We entered into an Executive Employment Agreement with Ms. Atherton dated December 22, 2003. We no longer have any obligations under this agreement pursuant to the Separation Agreement and General Release of Claims described above. Under the Executive Employment Agreement, we agreed to pay Ms. Atherton a base salary at the rate of $175,000 per year, to be reviewed from time to time in accordance with our procedures for adjusting salaries for similarly situated employees. In addition, we agreed to issue to Ms. Atherton one or more options to purchase a number of shares of our common stock equal to 5.209% of that aggregate number of shares of common stock issued or issuable in connection with any acquisitions that we completed on or prior to August 7, 2004. We also agreed that, except for situations in which we terminate Ms. Atherton for cause, in the event that we terminated Ms. Atherton’s employment or in the event that she resigned for good reason she would be eligible to receive an amount, payable in a lump sum, equal to (i) six (6) months of her then-current base salary plus (ii) one month of the base salary for each month of employment beginning on August 7, 2003 in excess of six months but not to exceed twelve months.

Restricted Stock Issuance Agreement with Pamela G. Atherton

We entered into a Restricted Stock Issuance Agreement with Ms. Atherton dated November 1, 2002, pursuant to which we issued to her 13,310 shares of common stock at a purchase price of approximately $2.01 per share. The shares vest over a four year period with 25% of the shares vesting on November 1, 2002 and the remaining shares vesting in equal installments over the 36 months beginning one year after the grant. Pursuant to the Separation Agreement described above, we have agreed to allow Ms. Atherton to continue vesting under the Restricted Stock Issuance Agreement for a one year period beginning on January 7, 2006.

Option Grants to Pamela G. Atherton

On December 22, 2003, we issued to Ms. Atherton an option to purchase up to 20,607 shares of our common stock at an exercise price of $28.80 per share. Ms. Atherton vested in 100% of the shares subject to option on the date of the grant.

On August 3, 2004, Ms. Atherton was granted an option to purchase 43,333 shares of common stock, at a price per share of $31.00. This option is exercisable with respect to 21,666 shares and, due to the failure to satisfy certain vesting provisions, the option terminated with respect to the remaining 21,666 shares on December 31, 2004. This option terminates in full on August 2, 2014 and is exercisable for a period of three (3) months following the termination of Ms. Atherton’s employment or service, provided that the option may be exercised for a period of 12 months following the termination of Ms. Atherton’s employment or service to us as a result of Ms. Atherton’s disability or death.

Pursuant to the Separation Agreement described above, we have agreed to allow Ms. Atherton to continue vesting in her option grants for a one year period beginning on January 7, 2006.

Restricted Stock Bonus Agreement with Pamela G. Atherton

We entered into a Restricted Stock Bonus Agreement with Ms. Atherton dated May 31, 2005. Pursuant to the agreement, we issued to Ms. Atherton 90,000 shares of common stock with an aggregate fair market value of $1,530,000. In the event that the average daily trading volume for our common stock over any consecutive 30 day period equals or exceeds 10,000 shares (the “Trading Volume Goal”), one fortieth (1/40) of the shares vests on Wednesday of each week following the achievement of the Trading Volume Goal for a period of 40 weeks until the shares are fully vested. Pursuant to the Separation Agreement describe above, Ms. Atherton agreed to forfeit her rights to the shares of restricted stock granted pursuant to the Restricted Stock Bonus Agreement.

Employment Agreement with James J. TerBeest

On May 31, 2005, we entered into an Executive Employment Agreement with James J. TerBeest, our Chief Financial Officer, pursuant to which Mr. TerBeest will receive $175,000 in salary. In addition, we agreed to issue to Mr. TerBeest a restricted stock bonus of 50,000 shares of common stock, the principal terms of which are discussed below. In the event that we terminate Mr. TerBeest’s employment at any time without cause, he will be eligible to receive a severance payment equal to (i) six (6) months of his base salary plus (ii) one (1) month of his base salary for each month of employment beginning on January 1, 2005 in excess of six (6) months but not to exceed 12 months. On July 18, 2006, we entered into an Amendment to Executive Employment Agreement with Mr. TerBeest, that provides that, among other things, Mr. TerBeest is entitled to receive a bonus in the amount of one-half percent (0.5%) of the Total Consideration (as defined in the amendment) actually paid to our stockholders in connection with a Corporation Transaction (as defined in the amendment).

For purposes of the employment agreement, we may terminate Mr. TerBeest for cause in the event that he (i) is indicted for or charged with a crime involving dishonesty, breach of trust, or physical harm to any person (except for misdemeanor resulting from harm caused through the operation of a motor vehicle); (ii) willfully engages in conduct that is in bad faith and materially injurious to us (including misappropriation of trade secrets, fraud or embezzlement); (iii) commits a material, uncured breach of the employment agreement; (iv) willfully refuses to implement or follow a lawful policy or directive that is consistent with the terms of the employment agreement; (v) engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; or (vi) fails to relocate his principal residence as contemplated by the agreement. Mr. TerBeest may terminate the employment agreement for Good Reason upon (i) a change in his position which materially reduces his level of responsibility; (ii) a reduction in his base salary (unless the base salaries of all executive employees are also proportionately reduced); (iii) a relocation of his principal place of employment by more than 50 miles (excluding his relocation to Dallas, Texas); or (iv) a material breach of the employment agreement by us.

Restricted Stock Bonus Agreement with James J. TerBeest

We entered into a Restricted Stock Bonus Agreement with Mr. TerBeest dated May 31, 2005. Pursuant to the agreement, we issued to Mr. TerBeest 50,000 shares of common stock with an aggregate fair market value of $850,000. In the event that the average daily trading volume for our common stock over any consecutive 30 day period equals or exceeds 10,000 shares (the “Trading Volume Goal”), one fortieth (1/40) of the shares vest on Wednesday of each week following the achievement of the Trading Volume Goal for a period of 40 weeks until the shares are fully vested. In the event of a corporate transaction, the shares shall immediately become fully vested if within five years after the corporation transaction Mr. TerBeest’s service is terminated by the successor company, us or a related entity without cause or voluntarily by Mr. TerBeest with good reason.

For purposes of the agreement, Mr. TerBeest may be terminated for cause in the event of Mr. TerBeest’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of us or a related entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with us or a related entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Mr. TerBeest may voluntarily terminate his services for good reason for: (i) any reduction in his base salary to a level below that in effect at any time within the preceding six (6) months; or (ii) being required to be based at any place outside a 45-mile radius from his job location, except for reasonably required business travel.

Option Grant to James J. TerBeest

On March 24, 2006 we granted to Mr. TerBeest an option to purchase 150,000 shares of common stock at a per share exercise price of $4.50. One quarter of the total shares vest on March 24, 2007 and 1/48 of the total shares vest monthly thereafter.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under currently outstanding equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders(1)	82,819	$19.40	62,247
Equity Compensation Plans not Approved by Security Holders(2)	417,847	$8.40	—

(1)          Consists of our 2004 Stock Incentive Plan.

(2)          Consists of (i) an option to purchase 3,333 shares of common stock granted to Thomas F. Herman on December 16, 2003; (ii) an option to purchase 20,607 shares of common stock granted to Pamela Atherton on December 22, 2003; (iii) an option to purchase 233,333 shares of common stock granted to James D. Durham on December 31, 2003; (iv) rights of Mr. Durham to purchase up to 92,242 shares of Crdentia common stock pursuant to a Common Stock Purchase Agreement dated May 15, 2002; (v) an option to purchase 43,333 shares of common stock granted to James D. Durham on August 3, 2004; and (vi) an option to purchase 21,666 shares of common stock granted to Pamela G. Atherton on August 3, 2004.

In December 2003, we issued to each of Thomas F. Herman and C. Fred Toney, members of our board of directors, an option to purchase 3,333 shares of our common stock with an exercise price of $28.80 in connection with their respective appointments to the board. Such options have a 10 year term and vest over a three year period, with one third of the shares subject to the option vesting after the first year and the remainder of the shares subject to the option vesting in equal amounts over the next 24 months thereafter. Mr. Toney’s options were subsequently cancelled in connection with his waiver of his right to receive cash and non-cash compensation as a director.

On December 22, 2003, we issued to Pamela G. Atherton an option to purchase up to 20,607 shares of our common stock at an exercise price of $28.80 per share. On August 3, 2004, we granted Ms. Atherton an option to purchase up to 21,666 shares of common stock at an exercise price per share of $31.00.

On August 3, 2004, we granted James D. Durham an option to purchase up to 43,333 shares of common stock at an exercise price per share of $31.00. In May 2002, we entered into a Common Stock Purchase Agreement with Mr. Durham pursuant to which he is entitled to purchase 92,242 shares of our common stock at $0.003 per share. In December 2002, we issued to Mr. Durham an option to purchase up to 233,333 shares of our common stock at an exercise price of $3.00 per share.

For further discussion of these options, see “Employment Contracts and Severance Agreements.”

Certain Relationships and Related Transactions

Since December 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

Issuance of Series A Convertible Preferred Stock

In December 2003, we issued an aggregate of 1,000,000 shares of Series A convertible preferred stock to MedCap Partners L.P. (“MedCap”) and 750,000 shares of Series A convertible preferred stock to SF Capital, Ltd. C. Fred Toney, a member of our board of directors, is the managing member of MedCap Management & Research LLC, the general partner of MedCap. In January 2004, we issued an additional 1,000,000 shares of Series A convertible preferred stock to MedCap. These shares of Series A convertible preferred stock were issued at a per share price of $1.00. On September 30, 2004, all outstanding shares of Series A convertible preferred stock were voluntarily converted into 458,333 shares of common stock. Such conversion was effected pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. The holders of our Series A convertible preferred stock (and the common stock issued upon conversion of the Series A convertible preferred stock) were granted certain registration rights set forth in an Amended and Restated Registration Rights Agreement dated August 31, 2004 by and among the Company and the investors listed on Schedule A thereto.

Issuance of Series B Convertible Preferred Stock

On June 16, 2004, we issued 6,250,000 shares of Series B convertible preferred stock at a cash price per share of $0.20 to MedCap. On September 30, 2004, 2,500,000 shares of Series B convertible preferred stock were voluntarily converted into 83,333 shares of common stock. On March 29, 2005, the remaining 3,750,000 shares of Series B convertible preferred stock were voluntarily converted into 125,000 shares of common stock. Such conversions were effected pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. The holder of our Series B convertible preferred stock (including the common stock issued upon conversion of the Series B convertible preferred stock) was granted certain registration rights set forth in an Amended and Restated Registration Rights Agreement dated August 31, 2004 by and among the Company and the investors listed on Schedule A thereto.

Issuance of Series B-1 Convertible Preferred Stock and Warrant to Purchase Series B-1 Convertible Preferred Stock

Effective as of August 9, 2004, we (i) issued approximately 29,841 shares of Series B-1 convertible preferred stock, (ii) issued approximately 4,082 shares of common stock, and (iii) paid approximately $225,000 in cash in exchange for the cancellation of all outstanding principal and accrued and unpaid interest under certain promissory notes issued in 2003. Nick Liuzza, Jr., who at the time was an employee of the Company, received a portion of such cash and shares of Series B-1 convertible preferred stock.

In addition, effective as of August 9, 2004, we issued approximately 7,916 shares of Series B-1 convertible preferred stock at a cash price per share of $60.00 to investors, including James D. Durham, our Chairman and Chief Executive Officer, who purchased 4,166 shares of Series B-1 convertible preferred stock.

On September 30, 2004, we issued 12,644 shares of Series B-1 convertible preferred stock in exchange for the cancellation of $758,640 in outstanding principal plus accrued and unpaid interest under certain convertible subordinated promissory notes issued in 2003. The holders of such notes included James D. Durham, our Chairman and Chief Executive Officer, Robert P. Oliver, a former member of our board of directors, and Health Care Investment Visions, LLC, an entity in which Joseph M. DeLuca, a former member of our board of directors, is a managing member.

Effective as of September 30, 2004, the holders of 4,112 shares of Series B-1 convertible preferred stock voluntarily converted those shares into 41,120 shares of common stock. Such conversion was effected pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of Series B-1 Convertible Preferred Stock. The holders of such shares included Mr. Durham, Mr. Oliver, and Health Care Investment Visions, LLC.

In consummation of discussions that began in July 2004, on November 10, 2004, we issued 45,450 shares of Series B-1 convertible preferred stock in exchange for the cancellation of approximately $2.7 million in outstanding principal plus accrued and unpaid interest under certain subordinated promissory notes issued in December 2003. In connection with such conversion, we entered into a release with Cynthia F. Permenter, Professional Staffing Resources, Inc. and Nursing Services Registry of Savannah, Inc.

The holders of such shares of Series B-1 convertible preferred stock (and the common stock issued upon conversion of the Series B-1 convertible preferred stock) were granted certain registration rights set forth in a Registration Rights Agreement dated August 9, 2004 by and among the Company and the investors listed on Schedule A thereto.

On August 31, 2004, we granted a warrant to purchase up to 6,000 shares of Series B-1 convertible preferred stock to MedCap (the “MedCap Warrant”). The MedCap Warrant is exercisable for a period of five years at a price of $60.00 per share of Series B-1 Preferred Stock.

On March 29, 2005, the remaining 93,043 shares of Series B-1 convertible preferred stock were voluntarily converted into 930,430 shares of common stock. Such conversion was effected pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of Series B-1 Convertible Preferred Stock.

Issuance of Series C Convertible Preferred Stock and Warrants to Purchase Series C Convertible Preferred Stock

In August 2004, September 2004, October 2004, November 2004, March 2005 and May 2005, we issued (i) an aggregate total of 183,028 shares of Series C convertible preferred stock at a cash price per share of $60.00, and (ii) warrants to purchase an aggregate total of 254,582 shares, of which warrants covering 130,520 shares have been exercised of Series C convertible preferred stock. Such shares of Series C convertible preferred stock and warrants were issued to certain investors, including MedCap and James D. Durham, our Chairman and Chief Executive Officer.

The holders of such shares of Series C convertible preferred stock were granted certain registration rights set forth in an Amended and Restated Registration Rights Agreement dated August 31, 2004 by and among the Company and the investors listed on Schedule A thereto.

Effective April 4, 2006, the holders of our outstanding Series C convertible preferred stock and warrants to purchase Series C convertible preferred stock and Series B-1 convertible preferred stock exchanged such stock and warrants for an aggregate of 10,257,131 shares of common stock.

Makewell Agreement

In connection with the August 31, 2004 closing of a Term Loan Credit Facility provided to us by Bridge Opportunity Finance, LLC (“BOF”), we were required to enter into a Makewell Agreement (the

“Makewell”) with MedCap, BOF and Bridge Healthcare Finance, LLC. Under the Makewell, MedCap agreed to contribute to Crdentia a cash amount equal to any “EBITDA Shortfall” (as defined in the Makewell). Such contributions were to be in the form of purchases of additional shares of Series C convertible preferred stock. The Makewell terminated in November 2004.

MedCap Loans

To fund working capital needs, in the third quarter of 2004 and the first quarter of 2005 we obtained loans in the aggregate amount of $1,450,000 from MedCap (collectively, the “Loans”). The Loans were payable upon demand, bore interest at the rate of five percent (5%) per annum and were evidenced by secured promissory notes. In connection with the Loans, MedCap was granted a subordinate security interest in all of the assets and property of Crdentia and its subsidiaries. The Loans plus accrued interest were repaid on March 29, 2005. As an incentive to MedCap to provide the Loans, we issued 7,775 shares of common stock to MedCap.

To fund working capital needs, in November 2005 we obtained loans in the aggregate amount of $2,000,000 from MedCap (the “2005 Loans”). The 2005 Loans were payable upon demand, bore interest at the rate of five percent (5%) per annum and were evidenced by secured promissory notes. In connection with the 2005 Loans, MedCap was granted a subordinate security interest in all of the assets and property of Crdentia and its subsidiaries. The principal amount of the 2005 Loans, plus accrued interest, was surrendered as consideration for shares of common stock on December 30, 2005.

Issuance of Convertible Subordinated Promissory Notes

In September 2003, we issued $675,000 in principal amount of convertible subordinated promissory notes to six investors. We issued additional notes in the aggregate principal amount of $235,000 in September, October and December 2003. Subject to the conversion provisions set forth in the notes, the unpaid principal together with all accrued interest on the notes is due and payable in full one year following the issuance date of each such note. Interest accrues on the unpaid principal balance at a rate of ten percent (10%) per annum, simple interest, and is payable in quarterly payments.

Three of the purchasers of the notes included Joseph M. DeLuca, Robert P. Oliver and James D. Durham. Messrs. DeLuca and Oliver are former members of our board of directors and the audit committee. Messrs. DeLuca and Oliver, together with an affiliate of Mr. DeLuca’s, purchased notes in the aggregate principal amount of $125,000. Mr. Durham, our Chairman and Chief Executive Officer, purchased a note in the principal amount of $50,000.

Effective September 2, 2004, Mr. DeLuca extended the maturity of his $50,000 convertible subordinated promissory note to March 2, 2005, and effective March 2, 2005, Mr. DeLuca extended the maturity of his convertible subordinated note to March 2, 2006. We subsequently paid $25,000 in principal outstanding under the note. Effective September 30, 2004, we issued 12,611 shares of Series B-1 convertible preferred stock in exchange for the cancellation of $758,640 in outstanding principal plus accrued and unpaid interest under certain of the convertible subordinated promissory notes. In November 2004 we paid the remaining $120,000 of outstanding principal and accrued and unpaid interest under the convertible subordinated promissory notes.

Acquisition of Nurses Network, Inc.

In October 2003, we completed the acquisition of Nurses Network, Inc., a California corporation, pursuant to an Agreement and Plan of Reorganization dated July 16, 2003, as amended on September 9, 2003. The aggregate merger consideration was equal to sixty percent of the sum of Nurses Network, Inc.’s revenue for the six consecutive fiscal quarters commencing with the fiscal quarter ending September 30, 2003 and was payable solely in shares of Crdentia common stock. Subject to the terms and conditions of the merger agreement, we made an advance closing payment of 39,361 shares of our common stock to the former stockholders of Nurses Network, Inc. at the closing. Robert Kenneth, a member of our board of directors, was a director, officer and stockholder of Nurses Network, Inc., and at closing 1,968 shares of common stock were issued to the Kenneth Family Trust U/A 3/11/87.

Two notes were due to the sellers of Nurses Network. The first note amounted to $64,000 and was due in three equal installments on October 2, 2004, October 2, 2005 and October 2, 2006. Interest was accrued at a financial institution’s Base Rate plus 1%. The second note, in the amount of $50,432 plus interest accrued at a financial institution’s Base Rate plus 1% was due and payable on July 2, 2004. Of the original note, $91,932 was payable to a member of our board of directors. Remaining amounts due on the notes were converted into shares of Series B-1 Preferred Stock in August 2004.

Stock Purchase Agreement

On May 18, 2004, we and MedCap entered into a Stock Purchase Agreement pursuant to which we and MedCap agreed to purchase an aggregate of 176,601 shares of our common stock from certain of our stockholders. Under the Stock Purchase Agreement, MedCap purchased 101,601 shares of common stock for $762,011 on May 18, 2004. The remaining 75,000 shares of common stock were delivered to an escrow agent. These shares will be released from escrow as follows: (i) beginning on July 1, 2004 and continuing on the first day of each month through and including June 1, 2005, we shall pay $31,250 to the escrow agent, and the escrow agent shall cause 3,125 shares to be transferred to us; and (ii) beginning on July 1, 2005 and continuing on the first day of each month through and including June 1, 2006, we shall pay $46,875 to the escrow agent, and the escrow agent shall cause 3,125 shares to be released to us. The escrow agent shall distribute funds received from us to the stockholders who are parties to the Stock Purchase Agreement. For July 2004 through February 2005, we assigned our right to purchase under the Stock Purchase Agreement to an existing stockholder. Neither we nor our assignee purchased shares subsequent to February 2005, and the escrow agent was authorized to return all remaining shares to the parties who initially tendered their shares to the escrow agent.

Acquisition of iVow, Inc.

On September 21, 2006, we entered into an Agreement and Plan of Merger, dated as of September 20, 2006 (the “Merger Agreement”), by and among Crdentia, iVOW, Inc. (“iVOW”) and iVOW Acquisition Corp., a wholly-owned subsidiary of Crdentia (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into iVOW, with iVOW surviving as our wholly-owned subsidiary (the “Merger”). The completion of the Merger is subject to several conditions, including the receipt of applicable approvals from our respective stockholders. At the effective time of the Merger, all shares of iVOW common stock issued and outstanding immediately prior to the effective time will be converted automatically into the right to receive, in the aggregate, approximately $3.5 million in shares of our common stock, subject to reduction based on the iVOW bank and financing debt assumed by us, the value of any uncollected accounts receivable at the effective time and the value of any iVOW warrants assumed by us.

Members of our board of directors, C. Fred Toney and William Nydam, also served on the board of directors of iVOW at the time our board of directors approved the Merger Agreement. Mr. Toney is a Managing Member of MedCap. MedCap beneficially owns more than 76% of the outstanding shares of Crdentia and 26% of the outstanding shares of iVOW, as reported in iVOW’s proxy statement for its 2006 Annual Meeting of Stockholders filed with the SEC on May 10, 2006. In addition, Mr. Durham is a former director of iVOW. Our board of directors unanimously approved the Merger Agreement, with Mr. Toney and Mr. Durham abstaining. Mr. Toney voluntarily resigned from the iVOW board of directors immediately following the approval of the Merger Agreement by iVOW.

Right of First Negotiation and Related Agreements

On November 3, 2006, we entered into a Right of First Negotiation Agreement with Mr. Durham, Mr. Toney and MedCap, granting Mr. Durham, Mr. Toney and MedCap Partners L.P. the exclusive right to negotiate with us to acquire Sound Health Solutions, Inc. (“SHS”), a wholly-owned subsidiary of iVOW, if and when we close our proposed acquisition of iVOW pursuant to the Agreement and Plan of Merger. We entered into the Right of First Negotiation Agreement in consideration for Mr. Durham, Mr. Toney and MedCap’s grant of an advance of $1,000,000 to a cash collateral account for benefit of us to facilitate additional borrowing by us from Bridge Healthcare Finance LLC (the “Advance”). Such funds will be used to cover the operating expenses of both Crdentia and iVOW, pursuant to the Interim Management Agreement entered into by Crdentia and iVOW on September 20, 2006 in connection with the entry into the Merger Agreement. Mr. Durham, Mr. Toney and MedCap were also granted a security interest in the outstanding shares of SHS by iVOW. The agreement granting such security interest was executed by us for iVOW under our authority granted pursuant to the Interim Management Agreement.

Employment, Bonus and Option Agreements with Executive Officers

For a description of employment, bonus and option agreements with executive officers, see “Executive Compensation—Employment Contracts and Severance Agreements.”

Separation Agreement and General Release with William S. Leftwich

In September 2004, we entered into a Separation Agreement and General Release with William S. Leftwich, our former Chief Financial Officer and Secretary. This agreement provides Mr. Leftwich with certain benefits in exchange for, among other things, our receipt of a general release of claims and his cooperation in helping us with the transition of his successor. Pursuant to the terms of the Separation Agreement, we agreed to continue to pay Mr. Leftwich his current base salary of $175,000 per year for a period of one month. In addition, we agreed to accelerate Mr. Leftwich’s vesting in twenty-five percent of the options he holds to purchase 11,050 shares of our common stock and agreed to provide Mr. Leftwich until September 10, 2005 in which to exercise the options. All of such options have expired unexecised.

Stock and Option Agreements with Directors

In November 2005 we issued the following options: (i) an option to purchase 833 shares of common stock to Mr. Oliver (a former director); (ii) an option to purchase 833 shares to Mr. Kenneth; (iii) an option to purchase 833 shares to Mr. Herman; and (iv) an option to purchase 1,666 shares to Mr. DeLuca (a former director).

CRDENTIA PROPOSAL NUMBER 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our audit committee has reappointed KBA Group LLP, independent registered public accounting firm, to audit the financial statements of Crdentia and its subsidiaries for the fiscal year ending December 31, 2006. The board of directors is seeking ratification by our stockholders at the Annual Meeting of the selection of KBA Group LLP as our independent auditors for the fiscal year ending December 31, 2006. We have been advised by KBA Group LLP that no member of that firm, to the best of its knowledge and belief, has any direct or material indirect financial interest in us or our subsidiaries, and that during the past three years no member of the firm has any connection with us or our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If our stockholders do not ratify the appointment of KBA Group LLP, the matter of the appointment of independent auditors will be considered by the audit committee. Even if the selection of KBA Group

LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Crdentia and its stockholders. Representatives of KBA Group LLP are expected to be present at the Annual Meeting.

On January 13, 2005 we received a resignation letter from BDO Seidman, LLP. On January 13, 2005 our audit committee approved, and our board of directors ratified, the engagement of KBA Group LLP as our independent auditors. KBA Group LLP reported on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2005. BDO Seidman, LLP did not provide a report on our financial statements for the fiscal years ended December 31, 2004 or December 31, 2005. During our fiscal year ended December 31, 2004 and through January 13, 2005, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-B.

During the fiscal year ended December 31, 2004 and the subsequent interim period through January 13, 2005, we did not consult KBA Group LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters that were either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

The Crdentia board of directors recommends you vote “FOR” the ratification of the selection of KBA Group LLP as our independent auditors.

Auditor Fees and Services

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2005 by BDO Seidman, LLP and KBA Group LLP:

BDO Seidman, LLP	KBA Group LLP

	2004	2005		2004	2005
Audit Fees(1)	$150,900	$—	Audit Fees(1)	$118,700	$130,500
Audit-Related Fees(2)	36,600	—	Audit-Related Fees(2)	—	28,000
Tax Fees(3)	—	—	Tax Fees(3)	—	—
All Other Fees	—	—	All Other Fees	—	—

(1)          Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by its independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)          Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from such reporting persons, Crdentia believes that all filing requirements applicable to its executive officers, directors and more than 10% stockholders were met in a timely manner, except that (i) James D. Durham made one late filing with respect to a transaction in March 2005, (ii) MedCap Partners LP made a late filing with respect to a transaction in December 2005; (iii) MedCap Partners LP made a late filing with respect to a transaction in November 2005; (iv) MedCap Partners LP made a late filing with respect to a transaction in March 2005; (vi) C. Fred Toney made a late filing with respect to a transaction in March 2005; (vii) C. Fred Toney made a late filing with respect to a transaction in November 2005; and (viii) C. Fred Toney made a late filing with respect to a transaction in December 2005.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2007 Annual Meeting must be received by our Secretary at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244, no later than August 15, 2007, in order that they may be included in the Proxy Statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in our Bylaws. In addition, the proxy solicited by the board of directors for the 2007 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than August 15, 2007.

OTHER MATTERS

The board of directors knows of no other business which will be presented at the Annual Meeting.  If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxyholders.

By Order of the Board of Directors,
/s/ JAMES D. DURHAM
James D. Durham
Chairman of the Board and
Chief Executive Officer
December 13, 2006
Dallas, Texas

\*/ DETACH PROXY CARD HERE \*/

This Proxy is solicited on behalf of the Board of Directors of
Crdentia Corp.
Annual Meeting of Stockholders held on December 28, 2006

The undersigned hereby appoints James J. TerBeest and James D. Durham, and each of them, proxyholders, each with full power of substitution to vote all of the shares of stock of Crdentia Corp. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 5001 LBJ Freeway, Suite 850, Dallas, Texas 75244 on Thursday, December 28, 2006 at 9:00 a.m. (local time) and at any continuation, postponement or adjournments thereof, with respect to the following matters, which were more fully described in the Proxy Statement dated December 13, 2006, receipt of which is hereby acknowledged by the undersigned.

This proxy will be voted as directed. Unless otherwise directed, this proxy will be voted (1) FOR election of the director nominees and (2) FOR the appointment of KBA Group LLP as our independent auditor for the fiscal year ending December 31, 2006.

This proxy is valid only when signed and dated.
See Reverse Side

CRDENTIA CORP.

BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE, YOU MUST DETACH THIS PORTION OF THE PROXY CARD

\*/ PLEASE DETACH HERE \*/

CRDENTIA CORP.

1. Election of Directors	☐ FOR	☐	WITHHOLD AUTHORITYto	☐ *EXCEPTIONS
all nominees listed below			vote for all nominees listed below
Nominees: 01 Thomas F. Herman, 02 C. Fred Toney
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)
EXCEPTIONS
2. To ratify the appointment of KBA Group LLP as our independent auditor for the fiscal year ending December 31, 2006.			3. Any other matters as may properly come before the meeting or any adjournment or postponement thereof. As to these other matters, the undersigned hereby confers discretionary authority.
☐ FOR	☐ AGAINST		☐ FOR	☐ AGAINST
☐ ABSTAIN			☐ ABSTAIN
If you wish to vote in accordance with the recommendations of management, all you need to do is sign and return this card. The Trustee cannot vote your shares unless you sign and return the card.

Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees and guardians should give full titles when signing. Corporations and partnerships should sign in full the corporate or partnership name by an authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

Dated:	, 2006

Signature

Signature